Exhibit 10.48

INFRAREIT, INC.

2015 EQUITY INCENTIVE PLAN

FORM OF STOCK UNIT AGREEMENT

InfraREIT, Inc., a Maryland corporation (the “Company”), hereby grants Stock Units denominated in shares of its common stock, par value $0.01 (this “Award”) to the Grantee named below, subject to the transfer restrictions, vesting and other conditions set forth below. Additional terms and conditions of this Award are set forth in this cover sheet and in the attachment (collectively, this “Agreement”) and in the Company’s 2015 Equity Incentive Plan (as amended from time to time, the “Plan”).

Name of Grantee:

Number of Stock Units:

Grant Date:

Vesting Schedule: The Stock Units shall vest on each vesting date set forth below:

•	100% of the Stock Units shall vest on the first anniversary of the Grant Date as long as you continue in Service on such anniversary date

By your signature below, you agree to all of the terms and conditions described herein, in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan and this Agreement, and agree that the Plan will control in the event any provision of this cover sheet or Agreement should appear to be inconsistent.

Grantee:		Date:
(Signature)

Company		Date:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

INFRAREIT, INC.

2015 EQUITY INCENTIVE PLAN

FORM OF STOCK UNIT AGREEMENT

Stock Units	This Agreement evidences an award of Stock Units in the number set forth on the cover sheet and subject to the vesting and other conditions set forth herein, in the Plan and on the cover sheet (the “Stock Units”).

Transfer of Stock Units	Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process. If you attempt to do any of these things, the Stock Units may, in the sole discretion of the Committee [Board, if awarded to a Committee member], immediately become forfeited. Upon vesting and issuance of the related shares of Stock, these restrictions on transfer will terminate, and such shares will be freely transferable, subject to applicable securities laws and Company policies.

Issuance and Vesting of Stock Units; Issuance of Stock	The Company will issue your Stock Units in the name set forth on the cover sheet. The Stock Units shall be in the form of bookkeeping entries representing the right to receive one share of Stock upon vesting and settlement of each Stock Unit.

Your rights under these Stock Units and this Agreement shall vest in accordance with the vesting schedule set forth on the cover sheet, so long as you continue in Service on the vesting dates set forth on the cover sheet.

Notwithstanding your vesting schedule, the Stock Units will become 100% vested upon your termination of Service due to your death or Disability (as determined by the Committee [Board, if awarded to a Committee member]). In the event you cease to be a director of the Company for any other reason, you will forfeit the Stock Unit included herein, unless such termination occurs in connection with a Change in Control in which the vesting of the Stock Unit is accelerated, with such determination to be made by the Administrator.

One share of Stock will be issued for each Stock Unit that vests, as provided in Section 10.8 of the Plan.

Change in Control	Notwithstanding the vesting schedule set forth above or any provision in the Plan to the contrary, upon the consummation of a Change in Control, the Stock Units will become 100% vested in all circumstances.

Evidence of Issuance	The issuance of shares of Stock delivered in settlement of Stock Units evidenced by this Agreement shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, direct registration or issuance of one or more stock certificates. Any stock certificates or book entries shall bear or include such restrictive legends, if any, as the Committee [Board, if awarded to a Committee member] determines are necessary or appropriate to comply with securities law requirements.

Forfeiture of Unvested Stock Units	Unless the termination of your Service triggers accelerated vesting of your Stock Units or other treatment pursuant to the terms of this Agreement, the Plan, or any other written agreement between you and the Company or an Applicable Entity, you will automatically forfeit to the Company all of the unvested Stock Units in the event you are no longer providing Service, unless such termination occurs in connection with a Change in Control in which the vesting of the Stock Unit is accelerated, with such determination to be made by the Administrator.

Withholding Taxes	You agree as a condition of this Award that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of the Stock Units or receipt of Stock in settlement of such Stock Units. In the event that the Applicable Entity determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of Stock Units or receipt of shares of Stock arising from this Award, the Applicable Entity shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Applicable Entity (including withholding the delivery of shares of Stock otherwise deliverable under this Agreement).

Retention Rights	This Agreement and Award evidenced hereby do not give you the right to be retained in the Service of the Company or Subsidiary thereof or Applicable Entity, as applicable, in any capacity. Unless otherwise specified in a Service agreement or other written agreement between you and the Company or Subsidiary thereof or Applicable Entity, as applicable, the Company or Subsidiary thereof or Applicable Entity, as applicable, reserves the right to terminate your Service at any time and for any reason.

No Stockholder Rights; Dividend Equivalent Rights	The holding of Stock Units will not entitle you to any of the rights of a holder of the Company’s Stock, including any right to receive any dividends payable to holders of shares of Stock or vote at any meeting of stockholders. However, for each record date with respect to dividends payable on Stock on which you hold Stock Units, you will be entitled, as of the payment date of such dividend, to receive an amount for each Stock Unit you held on such record date equal to the amount of dividend payable on one share of Stock (a “Dividend Equivalent Right”) (provided, that, in no event will any Dividend Equivalent Rights be paid with respect to any Stock Unit that is forfeited on or prior to the payment date of such dividend).

Changes in Capitalization	Your Award shall be subject to adjustment as provided in Section 18 of the Plan and the terms of any applicable agreement of merger, liquidation or reorganization in the event of any changes in the Company’s capitalization or reorganization.

Clawback	This Award is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy the terms or requirements of which require the repayment by you to the Company of compensation paid by the Company to you.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded; except that any written Service, confidentiality, non-competition, non-solicitation and/or severance agreement between you and any Applicable Entity shall supersede this Agreement with respect to its subject matter.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Award, you give explicit consent to the Company to process any such personal data.

Code Section 409A	It is intended that this Award comply with Code Section 409A or an exemption to Code Section 409A, and it shall be interpreted, to the extent possible, to give effect to such intent.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.